Exhibit 23.6

28,04, 2008

Jilun He

Chuanban Dayu Building

No. 312 Long Zhua Shu, Xiao Hong Men

Chaoyang District

Beijing 100078

People’s Republic of China

Dear Mr. He,

We hereby consent to the use of our name, the reference to our May 2007 report commissioned by China Time Share Media Co., Ltd (the “Report”) and the inclusion of statistical-data from the Report in the registration statement on Form F-l, to be filed by China Time Share Media Co., Ltd with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Sincerely yours,

For and on behalf of CTR Market Research

/s/ May Zhao
May Zhao

General Manager of Media Intelligence